UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2010

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, FL 32937
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other Events.

On February 23, 2010, Lighting Science Group Corporation (the “Company”) received $2.0 million from Pegasus Partners IV, L.P. (“Pegasus IV”) as an advance payment (the “Advance Payment”) for units (“Units”) of the Company’s securities offered pursuant to the Company’s previously announced rights offering (the “Rights Offering”). Interest accrues on the Advance Payment at the rate of 14% per annum. Pursuant to a convertible note agreement, the Company previously granted Pegasus IV or its assignees the option (the “Standby Purchase Option”) to acquire any Units not otherwise subscribed for pursuant to the terms of the Rights Offering. Accordingly, following the closing of the Rights Offering and in exchange for the Advance Payment, assuming a sufficient number of Units are not subscribed for pursuant to the Rights Offering, the Company will issue Pegasus IV approximately 1,989,000 Units pursuant to the Standby Purchase Option (based on the amount of interest that will have accrued on the Advance Payment as of the expected closing date of the Rights Offering). Such Units will be issued to Pegasus IV not more than 45 days following the closing of the Rights Offering. If an insufficient number of Units are available for issuance with respect to the Advance Payment, the Company will issue Pegasus IV all of the Units not otherwise subscribed for pursuant to the terms of the Rights Offering and refund the excess payment to Pegasus IV in cash, with interest. Notwithstanding the Advance Payment for Units, Pegasus IV or its assignees may also elect to purchase additional Units pursuant to the Standby Purchase Option for a period of 45 days following the closing of the Rights Offering.

Pegasus IV is the Company’s largest stockholder and beneficially owned approximately 82.5% of the Company’s common stock as of January 4, 2010 (calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: February 23, 2010	By:	/s/ John D. Mitchell, Jr.
		Name:	John D. Mitchell, Jr.
		Title:	Corporate Secretary